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                                                                EXHIBIT 99(A)(3)

                       Transportation Technologies Industries

                                                    February 3, 2000

Dear Stockholder:

    On behalf of the Board of Directors of Transportation Technologies Industries, Inc. (the "Company"), I am pleased to inform you that the Company has entered into an Agreement and Plan of Merger, dated as of January 28, 2000 (the "Merger Agreement"), with Transportation Acquisition I Corp. ("Acquisition"), a company formed by an investor group led by members of senior management of the Company, including myself and Andrew M. Weller, our President and Chief Operating Officer. The Merger Agreement provides for the acquisition of the Company by the management investor group.

    Acquisition and the Company today have commenced a joint cash tender offer (the "Offer") for all outstanding shares of common stock, including the associated preferred share purchase rights, of the Company (the "Shares") at a price of $21.50 per Share, net to the seller in cash, without interest.

    Following the successful completion of the Offer, upon the terms and subject to the conditions contained in the Merger Agreement, Acquisition will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. At the effective time of the Merger, each remaining issued and outstanding Share (other than shares owned by Acquisition and members of the management investor group) will be converted into the right to receive $21.50 in cash, subject to dissenters' rights.

    YOUR BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE MERGER AND THE OFFER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN ACQUISITION AND MEMBERS OF THE MANAGEMENT INVESTOR GROUP), AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at their recommendations, the Special Committee and the Board of Directors gave careful consideration to the factors described in the enclosed Offer to Purchase, which is incorporated by reference in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9, each of which is being filed today with the Securities and Exchange Commission. Among the factors considered was the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Special Committee's financial advisor, that subject to the assumptions, factors and limitations set forth in the opinion, the $21.50 per Share in cash consideration to be paid in the Offer and the Merger is fair to the holders of common stock (other than Acquisition and the management investor group) from a financial point of view. Additional information with respect to the Special Committee's and the Board's recommendations and the background of the transaction is contained in the enclosed Offer to Purchase.

    In addition to the Offer to Purchase and the Schedule 14D-9, enclosed are various related materials relating to the Offer, including a Letter of Transmittal to be used for tendering Shares in the Offer if you are the record holder of Shares. The Offer to Purchase and the related materials set forth the terms and conditions for the Offer and provide instructions on how to tender your Shares. If you need assistance with the tendering of your Shares, please contact the information agent for the Offer, MacKenzie Partners, Inc., at its address or telephone number appearing on the back cover of the Offer to Purchase. WE URGE YOU TO READ AND CONSIDER THE ENCLOSED MATERIALS CAREFULLY BEFORE MAKING YOUR DECISION WITH RESPECT TO TENDERING YOUR SHARES PURSUANT TO THE OFFER.

                                          Very truly yours,

                                          /s/ Thomas M. Begel

                                          Thomas M. Begel
                                          Chairman and
                                          Chief Executive Officer